EXHIBIT 99.1

3D Systems Reports Operating Results for the Second Quarter and First Six Months of 2009

Gross Profit Margin and Cash Position Improve On Lower Revenue

ROCK HILL, S.C., Aug. 3, 2009 (GLOBE NEWSWIRE) -- 3D Systems Corporation (Nasdaq:TDSC), a leading provider of 3-D Printing, Rapid Prototyping and Manufacturing solutions, announced today its operating results for the second quarter and first six months of 2009.

The company reported improved gross profit margin and reduced net loss for the second quarter of 2009 on lower revenue and lower operating expenses compared to the second quarter of 2008.

The company reduced its net loss by 60% on a 33% revenue decline for the second quarter of 2009 compared to the 2008 quarter, reflecting the positive impact of its cost-control and profit-improvement initiatives. It reported a net loss of $1.3 million, which included $2.1 million of non-cash expenses primarily related to the company's ongoing depreciation and amortization expense.

The company reported that it had improved its cash position for the third consecutive quarter. For the first six months of 2009, it reported that it generated $1.8 million of net cash and finished the period with $24.0 million of available cash compared to $22.2 million at December 31, 2008.

The table below summarizes the company's key financial results for the second quarters and first six months of 2009 and 2008.

                         Operating Highlights
                 Second Quarters and First Six Months
             ($ in millions except for per share amounts)

 ----------------------------------------------------------------------
                         Second Quarter           First Six Months
                   ----------------------------------------------------
                                       %                         %
                                     Change                    Change
                                   Favorable                 Favorable
 Operating                           (Un-                      (Un-
  Highlights         2009    2008  favorable)  2009    2008  favorable)
 ----------------------------------------------------------------------
 Revenue            $24.7   $36.7    (33%)    $48.7   $68.4     (29%)
 ----------------------------------------------------------------------
 Gross profit       $10.8   $13.6    (20%)    $21.3   $26.3     (19%)
   % of Revenue        44%     37%               44%     38%
 ----------------------------------------------------------------------
 Operating
  expenses          $11.7   $16.1     28%     $23.8   $32.8      28%
   % of Revenue        47%     44%               49%     48%
 ----------------------------------------------------------------------

 Operating loss     ($0.8)  ($2.5)    67%     ($2.5)  ($6.5)     62%

 ----------------------------------------------------------------------

 Net loss           ($1.3)  ($3.3)    60%     ($3.4)  ($7.0)     52%

 ----------------------------------------------------------------------
 Diluted loss per
  share            ($0.06) ($0.15)    60%    ($0.15) ($0.31)     52%
 ----------------------------------------------------------------------
 Available cash     $24.0   $19.1     26%     $24.0   $19.1      26%
 ----------------------------------------------------------------------
 Depreciation &
  Amortization       $1.4    $1.8     20%      $3.0    $3.1       3%
   % of Revenue         6%      5%                6%      5%
 ----------------------------------------------------------------------

"We are pleased that, amidst the continued unprecedented global slowdown that has led to the reduction in our revenue compared with the 2008 periods, sales of our systems and proprietary materials improved during the second quarter sequentially," said Abe Reichental, 3D Systems' President and Chief Executive Officer.

"Notwithstanding the challenging environment in which we are operating, our gross profit margin for the quarter increased and our operating expenses decreased compared to the second quarter of 2008. These improvements have now demonstrated sustainability for three successive quarters," continued Reichental.

Systems' revenue increased sequentially by $1.0 million led by an 89% rebound in large-frame systems but declined to $5.9 million in the second quarter of 2009 from $11.5 million in the 2008 quarter. 3-D Printer sales benefited from the launch of the new V-Flash(r) Desktop Printer and sustained demand for the ProJet(tm) Professional Printer aided in part by continued growth in the dental applications' installed base.

Materials' sales grew by $1.1 million sequentially, indicating a modest recovery across the installed base, but declined some 28% relative to the second quarter of 2008. This decrease was a result of the combined effect of lower demand from service providers and a decline in end-user consumption, reflecting the recessionary business conditions. Sales of integrated materials represented 30% of total materials revenue in the second quarter of 2009.

Service revenue decreased some 20% year over year to $7.1 million for the quarter primarily as a result of a significant drop in maintenance and warranty revenue, reflecting the trailing 12-month cumulative impact of the decline in large-frame systems' revenue that began during the first quarter of 2008. The decrease in service revenue partially reflects the company's continued efforts to improve the profitability of its service revenue by culling less profitable components that resulted in a 22.1 percentage point improvement in Field Service gross profit margin from 15.7% to 37.8%.

Both foreign currency translation and weak global demand, particularly in the automotive sector, negatively impacted revenue in the second quarter of 2009. This negative impact was particularly strong in Japan.

The company ended the quarter with total backlog of approximately $1.6 million, consistent with normal operating trends of its business.

"During the second quarter of 2009, we began commercial shipments of our V-Flash(r) Desktop Printer," added Reichental. "We are very pleased with the initial marketplace reception that this sub-$10,000 3-D Printer is enjoying, particularly within educational and MCAD applications due to its superior speed, part quality and durability. Consistent with our plan, we expect shipments of V-Flash(r) Desktop Printers to increase during the third quarter. Our V-Flash(r) activities during the second quarter negatively affected our total gross profit margin by 2.1 percentage points for the quarter, consistent with our prior comments regarding their anticipated short-term effects. More information on the V-Flash(r) Desktop Printer is available at www.modelin3d.com.

"While the near-term economic outlook remains uncertain, we believe that market conditions may have begun to stabilize and that our revenue decline may have bottomed out during the first quarter of this year.

"We remain committed to our long-term growth objectives and expect to benefit competitively from our new and expanded product portfolio and stronger financial position. Given the progress we have made over the past three quarters, we are confident in our ability to execute on our plan and provide value to our customers and stockholders," concluded Reichental.

Conference Call and Audio Webcast Details

3D Systems will hold a conference call and audio webcast to discuss its operating results for the second quarter and first six months of 2009 on Tuesday, August 4, 2009 at 9:00 a.m., Eastern Time.

 * To access this Conference Call, dial 1-888-336-3485 (or
   706-634-0653 from outside the United States).  The confirmation code is 208-633-98.

 * To access the audio webcast, log onto 3D Systems' Web site at
   www.3dsystems.com/ir.  To ensure timely participation and technical capability, we recommend logging on a few minutes prior to the conference call to activate your participation.  The webcast will be available for replay beginning approximately three hours after completion of the call at: www.3dsystems.com/ir.

Forward-Looking Statements

Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as "believes," "belief," "expects," "estimates," "intends," "anticipates" or "plans" to be uncertain and forward-looking. Forward-looking statements may include comments as to the company's beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors described under the headings "Forward-Looking Statements," "Cautionary Statements and Risk Factors," and "Risk Factors" in the company's periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements.

About 3D Systems Corporation

3D Systems is a leading provider of 3-D Printing, Rapid Prototyping and Manufacturing solutions. Its systems and materials reduce the time and cost of designing products and facilitate direct and indirect manufacturing by creating actual parts directly from digital input. These solutions are used for design communication and prototyping as well as for production of functional end-use parts: Transform your products.

More information on the company is available at www.3dsystems.com, www.modelin3d.com, www.3dsystems.com/3dm, www.3dsystems.com/ir, www.toptobottomdental.com, www.mqast.com, http://blog.3dsystems.com, or via email at moreinfo@3dsystems.com.

The 3D Systems Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4537

                        3D SYSTEMS CORPORATION
           Condensed Consolidated Statements of Operations
         Quarters and Six Months Ended June 30, 2009 and 2008
                             (Unaudited)

                                  Quarters Ended     Six Months Ended
                                     June 30,            June 30,
(in thousands, except per       ------------------  ------------------
 share amounts)                   2009      2008      2009      2008
                                --------  --------  --------  --------

 Revenue:
   Products                     $ 17,584  $ 27,713  $ 33,073  $ 50,478
   Services                        7,121     8,943    15,663    17,965
                                --------  --------  --------  --------
     Total revenue                24,705    36,656    48,736    68,443

 Cost of sales:
   Products                        9,443    15,510    17,380    27,963
   Services                        4,432     7,541    10,047    14,175
                                --------  --------  --------  --------
    Total cost of sales           13,875    23,051    27,427    42,138
                                --------  --------  --------  --------
 Gross profit                     10,830    13,605    21,309    26,305
                                --------  --------  --------  --------

 Operating expenses:
   Selling, general and
    administrative                 8,818    12,555    18,006    25,619
   Research and development        2,855     3,578     5,753     7,175
                                --------  --------  --------  --------
     Total operating expenses     11,673    16,133    23,759    32,794
                                --------  --------  --------  --------

 Operating loss                     (843)   (2,528)   (2,450)   (6,489)

 Interest and other expense
  (income), net                      260       485       487      (171)
                                --------  --------  --------  --------

 Loss before provision for
  income taxes                    (1,103)   (3,013)   (2,937)   (6,318)
 Provision for income taxes          210       310       460       696
                                --------  --------  --------  --------

 Net loss                         (1,313)   (3,323)   (3,397)   (7,014)
 Net income attributable to
  noncontrolling interest              4        --         4        --

 Net loss attributable to 3D
  Systems                       $ (1,317) $ (3,323) $ (3,401) $ (7,014)
                                ========  ========  ========  ========

 Shares used to calculate basic
  and diluted net loss            22,515    22,351    22,442    22,339
                                ========  ========  ========  ========

 Basic and diluted net loss per
  share(1)                      $  (0.06) $  (0.15) $  (0.15) $  (0.31)
                                ========  ========  ========  ========

 (1) See Schedule 1 for the calculation of basic and diluted net loss per share.

                        3D SYSTEMS CORPORATION
                Condensed Consolidated Balance Sheets
                 June 30, 2009 and December 31, 2008
                             (Unaudited)

                                              June 30,    December 31,
 (in thousands)                                 2009          2008
                                            ------------  ------------

                  ASSETS
 Current assets:
  Cash and cash equivalents                 $     24,029  $     22,164
  Accounts receivable, net                        16,214        25,276
  Inventories, net                                19,108        21,018
  Prepaid expenses and other current assets        1,866         1,601
  Deferred income tax assets                         784           935
  Restricted cash                                    107         3,309
                                            ------------  ------------
   Total current assets                           62,108        74,303

 Property and equipment, net                      21,990        24,072
 Goodwill                                         47,880        48,010
 Other intangible assets, net                      3,236         3,663
 Other assets, net                                 3,017         2,954
                                            ------------  ------------
                                            $    138,231  $    153,002
                                            ============  ============

           LIABILITIES AND EQUITY
 Current liabilities:
  Industrial development bonds related to
   assets held for sale                     $         --  $      3,085
  Current portion of capitalized lease
   obligations                                       203           195
  Accounts payable                                11,414        17,133
  Accrued liabilities                              6,941         8,057
  Customer deposits                                  587         1,136
  Deferred revenue                                 8,107         9,418
                                            ------------  ------------
    Total current liabilities                     27,252        39,024

 Long-term portion of capitalized lease
  obligations                                      8,364         8,467
 Other liabilities                                 3,364         3,277
                                            ------------  ------------
  Total liabilities                               38,980        50,768
                                            ------------  ------------

 Stockholders' equity:
  Common stock, authorized 60,000 shares,
   issued and outstanding 22,698 shares
   (2009) and 22,424 shares (2008)                    23            22
  Additional paid-in capital                     177,157       176,180
  Treasury stock, at cost; 72 shares (2009)
   and 59 shares (2008)                             (133)         (120)
  Accumulated deficit in earnings                (81,958)      (78,557)
  Accumulated other comprehensive income           4,158         4,709
                                            ------------  ------------
    Total 3D Systems stockholders' equity         99,247       102,234
    Noncontrolling interest                            4            --
                                            ------------  ------------
    Total Equity                                  99,251       102,234
                                            ------------  ------------
                                            $    138,231  $    153,002
                                            ============  ============

                        3D SYSTEMS CORPORATION
           Condensed Consolidated Statements of Cash Flows
               Six Months Ended June 30, 2009 and 2008
                             (Unaudited)

                                                     Six Months Ended
                                                         June 30,
                                                    ------------------
 (in thousands)                                       2009      2008
                                                    --------  --------

 Cash flows from operating activities:
 Net loss attributable to 3D Systems                $ (3,401) $ (7,014)
 Net income attributable to noncontrolling interest        4        --
                                                    --------  --------
 Net loss                                             (3,397)   (7,014)
   Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
   Deferred income taxes                                 140       110
   Depreciation and amortization                       3,019     3,123
   Provision for bad debts                               879       287
   Stock-based compensation                              731       856
   Gain on the disposition of property and equipment     (21)       --
   Changes in operating accounts:
     Accounts receivable                               7,725     4,404
     Inventories                                       1,827    (7,589)
     Prepaid expenses and other current assets          (144)      848
     Accounts payable                                 (5,335)   (1,616)
     Accrued liabilities                              (1,161)   (2,749)
     Customer deposits                                  (553)    1,961
     Deferred revenue                                 (1,448)     (783)
     Other operating assets and liabilities               55      (219)
                                                    --------  --------
 Net cash provided by (used in) operating activities   2,317    (8,381)
                                                    --------  --------

 Cash flows used in investing activities:
   Purchases of property and equipment                  (654)   (3,244)
   Additions to license and patent costs                 (83)     (230)
   Proceeds from disposition of property and
    equipment                                             26        --
                                                    --------  --------
     Net cash used in investing activities              (711)   (3,474)
                                                    --------  --------

 Cash flows provided by financing activities:
   Restricted stock proceeds and stock options, net      232     1,091
   Repayment of long-term debt                           (96)     (210)
   Repayment of short-term borrowings                 (3,085)       --
   Restricted cash                                     3,204        --
                                                    --------  --------
     Net cash provided by financing activities           255       881
                                                    --------  --------

 Effect of exchange rate changes on cash                   4       394
                                                    --------  --------
 Net increase (decrease) in cash and cash
  equivalents                                          1,865   (10,580)
 Cash and cash equivalents at the beginning of the
  period                                              22,164    29,689
                                                    --------  --------
 Cash and cash equivalents at the end of the period $ 24,029  $ 19,109
                                                    ========  ========
 Supplemental Cash Flow Information:
 Interest payments                                  $    324  $    483
 Income tax (receipts) payments                         (480)      408
 Non-cash items:
   Transfer of equipment from inventory to property
    and equipment                                         47     3,944
   Transfer of equipment to inventory from property
    and equipment                                        230     1,518

                             Schedule 1
                             (Unaudited)

 Following is a reconciliation of the numerator and denominator of the basic and diluted net earnings (loss) per share computations:

                                   Quarter Ended     Six Months Ended
                                     June 30,            June 30,
 (in thousands, except per      ------------------  ------------------
  share amounts)                  2009      2008      2009      2008
                                --------  --------  --------  --------

 Basic and diluted earnings
  (loss) per share:
 Basic earnings (loss) per
  share:
 Numerator:
 Net loss                       $ (1,317) $ (3,323) $ (3,401) $ (7,014)
                                ========  ========  ========  ========

 Denominator:
 Weighted average common shares
  outstanding                     22,515    22,351    22,442    22,339
                                ========  ========  ========  ========

 Basic net loss per share       $  (0.06) $  (0.15) $  (0.15) $  (0.31)
                                ========  ========  ========  ========

 Diluted earnings (loss) per
  share:
 Numerator:
 Net loss                       $ (1,317) $ (3,323) $ (3,401) $ (7,014)
                                ========  ========  ========  ========

 Denominator:
 Weighted average common shares
  outstanding                     22,515    22,351    22,442    22,339
 Effect of dilutive securities:
 Stock options and restricted
  stock awards                        --        --        --        --
                                --------  --------  --------  --------
 Diluted weighted average shares
  outstanding                     22,515    22,351    22,442    22,339
                                ========  ========  ========  ========

 Diluted net loss per share     $  (0.06) $  (0.15) $  (0.15) $  (0.31)
                                ========  ========  ========  ========

CONTACT:  3D Systems Corporation
          Investor Contact:
          Chanda Hughes
            803-326-4010
            HughesC@3dsystems.com
          Media Contact:
          Katharina Hayes
            803-326-3941
            HayesK@3dsystems.com